                            SCHEDULE 14A INFORMATION

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                                      ENGELHARD CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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            [LOGO]                               101 WOOD AVENUE, ISELIN, NEW JERSEY 08830

ORIN R. SMITH
Chairman and
Chief Executive Officer

                                                                  March 31, 1997

Dear Shareholder:

    You are cordially invited to attend the 1997 Annual Meeting of Shareholders, which will be held at 10 a.m., Eastern Daylight Savings Time, on Thursday, May 1, at The Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, N.J. 08830.

    The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which the business and operations of Engelhard will also be reviewed. Discussions at our Annual Meeting have generally been interesting and useful, and we hope that you will be able to attend. If you plan to attend, please check the box provided on the proxy card and an admission ticket will be sent to you. Only shareholders and their proxies will be permitted to attend the Annual Meeting.

    Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting.

                                           Sincerely yours,

                                                          [LOGO]

                             ENGELHARD CORPORATION
                                101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830
                              -------------------

               NOTICE OF THE 1997 ANNUAL MEETING OF SHAREHOLDERS
                              -------------------

To our Shareholders:                                              March 31, 1997

    The Annual Meeting of Shareholders of Engelhard Corporation, a Delaware corporation, will be held on Thursday, May 1, 1997 at 10:00 a.m., Eastern Daylight Savings time, at The Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, N.J. 08830 for the following purposes:

        (1) To elect four Directors;

        (2) To ratify the appointment of Coopers & Lybrand L.L.P. as independent public accountants;

        (3) To transact such other business as may properly come before the meeting.

    The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on March 14, 1997.

    A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the offices of the Company's Transfer Agent and Registrar, ChaseMellon Shareholder Services, L.L.C., 120 Broadway, New York, New York 10271, during ordinary business hours for ten days prior to the meeting.

                                           By Order of the Board of Directors
                                                  ARTHUR A. DORNBUSCH, II
                                                 VICE PRESIDENT, GENERAL COUNSEL
                                                          AND SECRETARY

            SHAREHOLDERS ARE URGED TO MARK, SIGN AND RETURN PROMPTLY
             THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE

                             ENGELHARD CORPORATION
                                101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830

                            ------------------------

                          PROXY STATEMENT FOR THE 1997
                         ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

    The accompanying proxy, being mailed to shareholders on or about March 31, 1997, is solicited by the Board of Directors of Engelhard Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Thursday, May 1, 1997. In case the Meeting is adjourned, the proxy will be used at any adjournments thereof. If a proxy is received before the Meeting, the shares represented by it will be voted unless the proxy is revoked by written notice prior to the Meeting or by voting by ballot at the Meeting. If matters other than those set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment.

    Holders of Common Stock as of the close of business on March 14, 1997 will be entitled to vote. On such date there were outstanding and entitled to vote 144,181,807 shares of Common Stock of the Company, each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorom but will not be counted as votes cast on such matters.

    The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, by employees of the Company. The Company has also engaged D.F. King & Co., Inc., 77 Water Street, New York, New York, to assist in such solicitation at an estimated fee of $14,500 plus disbursements. The Company may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

                     INFORMATION AS TO CERTAIN SHAREHOLDERS

    Set forth below is certain information with respect to the only persons known to the Company who owned beneficially more than five percent of the Company's voting securities as of March 6, 1997.

                                                                                    AMOUNT         PERCENT
                                                                                 BENEFICIALLY        OF
                                                                                     OWNED          CLASS
                                                                                 -------------  -------------
Minorco........................................................................   45,960,180             31.9%(1)
  9 rue Sainte Zithe, L-2763
  Luxembourg City, Grand Duchy of Luxembourg
State Farm Mutual Automobile Insurance Company.................................    9,670,893              6.7%(2)
  One State Farm Plaza,
  Bloomington, Illinois 61710

------------------------

(1) The Company is informed by Minorco, a company incorporated under the laws of Luxembourg, as a societe anonyme, as follows:

   Minorco, through a wholly-owned subsidiary, holds 45,960,180 shares of Common
    Stock of the Company, representing approximately 31.9% of the outstanding voting securities of the Company. Shares granted to Messrs. Lea and Slack pursuant to each of the Company's Stock Bonus Plan for Non-Employee Directors and the Company's Directors Stock Option Plan have been ceded to Minorco pursuant to arrangements between Messrs. Lea and Slack, respectively, and Minorco and are included in the above total.

   Minorco is an international natural resources company with operations in gold, base metals, industrial minerals, paper and packaging and agribusiness. The capital stock of Minorco is owned in part as follows: approximately 45.8%, directly or through subsidiaries, by Anglo American Corporation of South Africa Limited ("Anglo American"), a publicly held mining and finance company, and approximately 22.6%, directly or through subsidiaries, by De Beers Centenary AG ("Centenary"), a publicly held Swiss diamond mining and investment company. Approximately 38.5% of the capital stock of Anglo American is owned, directly or through subsidiaries, by De Beers Consolidated Mines Limited ("De Beers"), a publicly held diamond mining and investment company. Approximately 29.4% of the capital stock of Centenary and approximately 32.5% of the capital stock of De Beers is owned, directly or through subsidiaries, by Anglo American. De Beers owns approximately 9.5% of Centenary.

   Mr. Nicholas F. Oppenheimer, Deputy Chairman and a director of Anglo
    American, Centenary and De Beers and a director of Minorco, and Mr. Slack, a director of the Company, Chief Executive, President and a director of Minorco and a director of Anglo American, have indirect partial interests in approximately 7% of the outstanding shares of Minorco and approximately

    8% of the outstanding shares of Anglo American. Mr. Slack holds an additional indirect interest in 23 Anglo American Ordinary Shares, and his infant children hold a beneficial interest of 900 shares in Minorco. Mr. Lea is a director of Anglo American and Minorco, and his infant son holds a beneficial interest in 100 shares of Minorco.

   Mr. Loomis, Mr. Richards and Mr. Smith are directors of Minorco. Mr. Richards and Mr. Smith each beneficially owns 1,000 Minorco Ordinary Shares, constituting less than one percent of the outstanding shares of Minorco.

(2) As reported by State Farm Mutual Automobile Insurance Company and related entities on Schedule 13G filed with the Securities and Exchange Commission and dated January 6, 1997.

                            1. ELECTION OF DIRECTORS

    The Board of Directors of the Company consists of three classes, Class I, Class II and Class III, each class serving for a full three-year term. Mr. Antonini, Mr. Lea, and Mr. Watson all of whom are incumbent Class I Directors are nominees for election as Class I Directors at the Annual Meeting. If elected, the Class I Directors will serve three-year terms expiring in 2000. The Class II Directors will be considered for reelection at the 1998 Annual Meeting. The Class III Directors will be considered for reelection at the 1999 Annual Meeting. Mr. LaTorre, a member of the Board of Directors since 1990, is retiring from the Board of Directors effective May 1, 1997. Mr. Perry is being nominated as a Class III Director to replace Mr. LaTorre.

    Messrs. Slack and Smith have been members of the Board of Directors since 1981, Mr. Richards since 1983, Mr. Antonini since 1985, Mr. Napier since 1986, Mrs. Pace since 1987, Mr. Watson since 1991, Mr. Lea since 1994, Ms. Alvarado since 1995 and Mr. Loomis since 1996.

    Directors will be elected by the affirmative vote of a majority of the votes cast at the Meeting.

    The persons named as proxies in the accompanying proxy who have been designated by the Board of Directors intend to vote, unless otherwise instructed in such proxy, FOR the election of Messrs. Antonini, Lea and Watson as Class I Directors and Mr. Perry as a Class III Director.

                    INFORMATION WITH RESPECT TO NOMINEES AND
                         DIRECTORS WHOSE TERMS CONTINUE

    The following table sets forth the name and age of each nominee and Director; all other positions and offices, if any, now held by him or her with the Company and his or her principal occupation during the last five years.

              DIRECTORS WITH TERMS EXPIRING MAY 1997 AND NOMINEES, AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST
                    FIVE YEARS, BOARD MEMBERSHIPS (CLASS I)

MARION H. ANTONINI
  Age 66. President and Chief Executive Officer of Welbilt Corporation, a food service equipment and consumer products company, since prior to 1992.
  Mr. Antonini is also a director of Vulcan Materials Company, Scientific-Atlanta, Inc.
    and Berisford PLC.

ANTHONY W. LEA
  Age 48. Executive Director and Member of the Executive Committee of Minorco since prior to 1992; Joint Managing Director thereof from prior to 1992 to December 1992;
    Director of Anglo American Corporation of South Africa since November 1993.
  Mr. Lea is also a director of Terra Industries Inc.

DOUGLAS G. WATSON
  Age 52. President, CEO and Director of Novartis Corporation, a life sciences company, since January 1997. President of the Pharmaceuticals Division of CIBA-GEIGY
    Corporation from prior to 1992 to January 1997.
  Mr. Watson is also a director of Summit Bancorp.

                    DIRECTORS WITH TERMS EXPIRING MAY 1998,
                 AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE
                 PAST FIVE YEARS, BOARD MEMBERSHIPS (CLASS II)

LINDA G. ALVARADO
  Age 44. President and Chief Executive Officer of Alvarado Construction, Inc., since prior to 1992.
  Ms. Alvarado is also a director of Cyprus Amax Minerals Company and Pitney Bowes,
    Inc.

WILLIAM R. LOOMIS, JR.
  Age 48. Chairman of the Board of Terra Industries Inc. since April 1996; Managing
    Director, Lazard Freres & Co. LLC, an investment bank, since prior to 1992; General
    Partner in the Banking Group of Lazard Freres & Co. LLC from prior to 1992 to June
    1995.
  Mr. Loomis is also a director of Minorco.

JAMES V. NAPIER
  Age 60. Chairman of Scientific-Atlanta, Inc., a communications manufacturing company, since December 1992; Chairman and President of Commercial Telephone Group, Inc.
    prior thereto.
  Mr. Napier is also a director of Intelligent Systems Corporation, Vulcan Materials
    Company, HBO & Company, Personnel Group of America, Inc. and Westinghouse Air Brake
    Company.

NORMA T. PACE
  Age 75. Partner, Paper Analytics Associates, a planning and consulting company since
    1995; Senior Advisor and Director of WEFA Group, Inc., economic consultants and forecasters since 1992.
  Mrs. Pace is also a director of Hasbro, Inc.

              DIRECTORS WITH TERMS EXPIRING MAY 1999 AND NOMINEE,
              AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST
                   FIVE YEARS, BOARD MEMBERSHIPS (CLASS III)

L. DONALD LATORRE
  Age 59. President and Chief Operating Officer of the Company since January 1995;
    Senior Vice President and Chief Operating Officer of the Company prior thereto. Mr.
    LaTorre has announced his intention to retire from the Company effective April 1,
    1997.
  Mr. LaTorre is also a director of Harnischfeger Industries Inc.

BARRY W. PERRY
  Age 50. President and Chief Operating Officer of the Company replacing Mr. LaTorre since 1997; Group Vice President and General Manager of the Pigments and Additives
    Group prior thereto since August 1993; Group Vice President and General Manager of
    the Latex & Specialty Polymers Division of Rhone-Poulenc prior thereto.

REUBEN F. RICHARDS
  Age 67. Former Chairman of the Board of the Company, now retired; Recently retired
    Chairman of the Board of Terra Industries, Inc. and Minorco (U.S.A.); Chairman of
    the Board of Terra Industries Inc. from prior to 1992 until April 1996.
  Mr. Richards is also a director of Santa Fe Energy Resources, Inc., Ecolab, Grupo
    Financiero Banorte, Minorco and Potlatch Corporation.

HENRY R. SLACK
  Age 47. Chief Executive of Minorco since December 1992; Member of the Executive
    Committee of Minorco since prior to 1992, and President and a director thereof since prior to 1992; director of Anglo American Corporation of South Africa Limited
    since prior to 1992.
  Mr. Slack is also a director of Terra Industries Inc.

ORIN R. SMITH
  Age 61. Chairman and Chief Executive Officer of the Company since January 1995;
    President and Chief Executive Officer of the Company prior thereto.
  Mr. Smith is also a director of Ingersoll-Rand Company, The Louisiana Land and
    Exploration Company, Minorco, Perkin-Elmer Corporation, Summit Bancorp, and Vulcan
    Materials Company.

                   SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

    Set forth in the following table is the beneficial ownership of Common Stock as of March 6, 1997 for all nominees, continuing Directors, each of the Executive Officers listed on the Summary Compensation Table and all Directors and Executive Officers as a group. No Director or Executive Officer owns more than 1% of the total outstanding shares (including exercisable options) other than Mr. Smith who owns 1.2%. All Directors and Executive Officers as a group own approximately 2.8% of the total outstanding shares (including exercisable options).

                                             NAME                                                  SHARES
-----------------------------------------------------------------------------------------------  -----------
Linda G. Alvarado..............................................................................        8,343(1)
Marion H. Antonini.............................................................................       27,850(1)
L. Donald LaTorre..............................................................................    1,007,519(2)
Anthony W. Lea.................................................................................          750(4)
William R. Loomis, Jr..........................................................................       22,593
James V. Napier................................................................................       15,545(1)
William E. Nettles.............................................................................      188,848(2)
Norma T. Pace..................................................................................       26,154(1)
Barry W. Perry.................................................................................       81,983(2)
Reuben F. Richards.............................................................................       25,873(1)
Robert J. Schaffhauser.........................................................................      260,991(2)
Henry R. Slack.................................................................................        2,530(3)(4)
Orin R. Smith..................................................................................    1,724,837(2)
Douglas G. Watson..............................................................................       29,222(1)
All Directors and Executive Officers as a group................................................    4,030,624(2)

------------------------

(1) Includes 750 shares of Common Stock subject to options granted to Messrs. Antonini, Napier, Richards and Watson and Mses. Alvarado and Pace under the Company's Directors Stock Option Plan, which options may be exercised within 60 days from March 6, 1997.

(2) Includes 863,093, 554,000, 138,875, 59,050, 113,087 and 2,021,351 shares of
    Common Stock subject to options granted to Messrs. Smith, LaTorre, Schaffhauser, Perry, Nettles, and all Directors and Executive Officers as a group, respectively, under the Company's Stock Option Plan of 1981 (the "1981 Stock Option Plan"), the Company's Stock Option Plan of 1991 (the "Stock Option Plan," together with the 1981 Stock Option Plan, the "Stock Option Plans") and the Directors Stock Option Plan, which options may be exercised within 60 days from March 6, 1997 and also includes 17,580 shares owned by family members in which persons in the group disclaim any beneficial interest.

(3) Excludes 410,433 shares of Common Stock in which Mr. Slack has an indirect partial interest and in which he disclaims any beneficial interest.

(4) Excludes 750 shares of Common Stock subject to options granted to each of Messrs. Slack and Lea under the Company's Directors Stock Option Plan which are ceded to Minorco and are reflected in the Amount Beneficially Owned by Minorco in the Section "Information as to Certain Shareholders" on page 2.

               BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

    The Board of Directors of the Company held a total of eleven meetings during 1996. Among the standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Stock Option/Stock Bonus Committee. The Board does not have a nominating committee.

    The members of the Audit Committee are Mrs. Pace (Chairman), Ms. Alvarado, Messrs. Antonini, Lea and Loomis, all of whom are non-employee Directors. The Audit Committee periodically reviews the Company's accounting policies, internal accounting controls and the scope and results of the independent accountants' audit of the Company's financial statements. The Audit Committee held three meetings during 1996.

    The members of the Compensation Committee are Messrs. Antonini (Chairman), Napier, Richards, Slack and Watson and Mrs. Pace, all of whom are non-employee Directors. The Compensation Committee determines the appropriate level of compensation for the Officers and employees of the Company. The Compensation Committee held seven meetings during 1996.

    The members of the Stock Option/Stock Bonus Committee are Messrs. Antonini (Chairman), Napier, Richards, Slack and Watson and Mrs. Pace, all of whom are non-employee Directors. The Stock Option/Stock Bonus Committee administers the Company's stock option and stock bonus plans and determines the terms and conditions for the issuance of stock options and stock bonus awards to the Officers and employees of the Company. The members of the Committee are not eligible to participate in such plans. The Stock Option/Stock Bonus Committee held five meetings during 1996.

    During 1996 all of the Directors of the Company attended more than 75% of the meetings of the Board and meetings of committees of the Board on which they served, except for Messrs. Lea and Slack.

    Directors who are not employees of the Company each received a retainer at the annual rate of $30,000 in 1996. In addition, non-employee Directors received a $1,350 attendance fee for each Board meeting attended in 1996. During 1996, non-employee Directors also received a $1,000 attendance fee for each committee meeting attended; a $5,000 annual retainer for each committee on which they served; and an additional $5,000 annual retainer for each chairman of a committee. Directors who are employees of the Company do not receive any Directors' fees or retainers.

    Pursuant to the Company's Retirement Plan for Directors, a Director or Director Emeritus will receive retirement benefits following his or her retirement as a Director if at the time of such retirement either (i) he or she has six or more years of service as a non-employee Director or (ii) his or her age and years of service as a non-employee Director equal at least 65. Such retirement benefits will be an annual amount equal to the annual Board retainer fee (excluding meeting and committee fees) in effect on the date of the Director's retirement and will be payable in equal monthly installments commencing on the first day of the month coinciding with or next following the Director's 65th birthday or, if later, the date of the Director's retirement and continuing until the earlier of (i) the Director's death or (ii) the completion of payments for a period equal to the period of the Director's service as a non-employee Director.

    Pursuant to the Company's Stock Bonus Plan for Non-Employee Directors (the "Directors Stock Bonus Plan"), each person who becomes a non-employee Director prior to June 30, 2006 shall be awarded 7,593 shares of the Company's Common Stock effective as of such person's election to the Board of Directors. Such shares will vest in equal increments over a ten-year period. Directors are entitled to receive cash dividends on and to vote shares which are the subject of an award prior to their distribution or forfeiture. Upon termination of the Director's service as a non-employee Director, the Director (or, in the event of his or her death, his or her beneficiary) shall be entitled, in the discretion of the committee formed to administer the Directors Stock Bonus Plan, to receive the shares awarded to such Director which have tentatively vested up to the date of such termination of service; shares may be received prior to such date if there has been a "change in control."

    Pursuant to the Company's Directors Stock Option Plan each non-employee Director in office on the date of the regular meeting of the Board in December of each year will automatically be granted an option to purchase 3,000 shares of Common Stock with an exercise price equal to 100 percent of the fair market value at the date of grant. Each option becomes exercisable in four equal installments, commencing on the first anniversary of the date of grant and annually thereafter. Each option terminates on the tenth anniversary of the date of grant. Each option held by a director which was granted more than one year before his or her termination of service as a director shall become fully exercisable upon termination if such termination is a result of disability, death or retirement after attaining age 65; options may become exercisable prior to such date if there has been an "acquisition of a control interest."

    Pursuant to the Company's Deferred Compensation Plan for Directors and the Company's Directors Stock Bonus Plan, non-employee Directors may elect to defer payment of all or a designated portion of their compensation for services as a Director.

                   COMPENSATION COMMITTEE INTERLOCKS, INSIDER
                     PARTICIPATION AND CERTAIN TRANSACTIONS

    The members of the Compensation Committee are Messrs. Antonini (Chairman), Napier, Richards, Slack and Watson and Mrs. Pace, all of whom are non-employee directors. Mr. Slack holds the positions with Minorco described in "Information as to Certain Shareholders" on page 2. Messrs. Richards and Smith are directors of Minorco. Minorco beneficially owns more than five percent of the Company's voting securities. For additional information regarding Minorco, see "Information as to Certain Shareholders" on page 2.

    Among other businesses, the Company markets, fabricates and processes various metals, minerals and ores acquired from numerous domestic and foreign suppliers. The Company makes and will continue to make purchases, sales and leases of such materials, in the ordinary course of its business, from and to entities in which it is informed Anglo American and/or Minorco have a material interest, upon terms which are no less favorable to the Company than those obtainable from other sources. The Company's purchases and sales of such materials from all sources during 1996 approximated $1.9 billion and $2.0 billion, respectively, including purchases of approximately $203.2 million from and no sales to entities in which the Company is informed Anglo American has a material interest; the Company also entered into metal leases of approximately $37.7 million with such entities.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors and persons who own more than 10% of a registered class of the Company's' equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Such Officers, Directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's Executive Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for 1996.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table sets forth the compensation paid by the Company for services rendered in all capacities during each of the last three fiscal years to the Chief Executive Officer and the other four most highly compensated Executive Officers. All share and per share data have been restated to give effect to all relevant stock splits, the last of which occurred in June, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                ANNUAL COMPENSATION                AWARDS (1)(2)
                                        -----------------------------------  --------------------------
                                                                               RESTRICTED                   ALL OTHER
          NAME AND PRINCIPAL                                                      STOCK        OPTIONS    COMPENSATION
               POSITION                   YEAR     SALARY ($)    BONUS ($)   AWARD(S) ($)(3)     (#)         ($)(4)
--------------------------------------  ---------  -----------  -----------  ---------------  ---------  ---------------

Orin R. Smith, Director,..............       1996     774,996      800,000         326,000      353,000        --
Chairman and Chief                           1995     735,000      925,000         412,250      368,000        --
Executive Officer                            1994     699,996      630,000         422,925      436,875        --

L. Donald LaTorre,....................       1996     439,716      390,000         196,965      207,000         4,102
Director, President and                      1995     417,411      430,000         282,925      225,000         3,695
Chief Operating Officer(5)                   1994     394,146      300,000         304,500      280,500         3,329

Robert J. Schaffhauser,...............       1996     306,000      160,000         108,660       82,500        --
Vice President and                           1995     289,993      180,000         129,325       83,000        --
Chief Technical Officer                      1994     262,656      125,000         126,875      112,500        --

Barry W. Perry,.......................       1996     282,216      150,000         101,875       81,000        --
President & Chief                            1995     264,996      235,000         141,450       77,500        --
Operating Officer(5)                         1994     237,943       80,000          52,440       45,600        --

William E. Nettles,...................       1996     255,996      160,000          73,004       76,000        --
Vice President and                           1995     234,996      175,000          97,000       86,500        --
Chief Financial Officer                      1994     199,920       65,000          50,750       40,500        --

------------------------

(1) The Company's Key Employees Stock Bonus Plan and the Company's Stock Option Plans provide for acceleration of vesting in the event of a "change in control." For information on what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 16.

(2) Currently, the Company has no Long Term Incentive Plans which are required to be reported pursuant to the General Rules and Regulations of the Securities and Exchange Commission.

(3) As of December 31, 1996, Messrs. Smith, LaTorre, Schaffhauser, Perry and Nettles held 136,225, 96,942, 39,683, 13,713 and 19,855 unvested shares, respectively, of stock which were awarded pursuant to the Company's Key Employees Stock Bonus Plan having a market value of $2,605,303, $1,854,016, $758,937, $262,261 and $379,727, respectively. The foregoing amounts do not include the reported grants, which were made in February 1997 for services rendered during 1996. Restricted stock awards of the Company's Common Stock granted under the Key Employees Stock Bonus Plan vest in five equal annual installments commencing on the first anniversary of the date of the grant. Vesting will be accelerated upon the occurrence of a "change in control." The Company pays dividends on restricted stock, if and to the extent paid on Common Stock generally. For information on what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 16.

(4) Represents interest accrued during 1994, 1995 and 1996 in excess of 120% of the applicable federal interest rate with respect to salary deferrals.

(5) Mr. Perry has been elected President and Chief Operating Officer and is replacing Mr. LaTorre in that position.

    The following table sets forth information concerning individual grants of stock options made under the Stock Option Plan in December 1996 and February 1997 for services rendered during 1996 by each of the named Executive Officers.

                OPTION GRANTS FOR SERVICES RENDERED DURING 1996

                                        INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------
                                                         % OF TOTAL
                                           NUMBER OF       OPTIONS                                   GRANT DATE
                                          SECURITIES     GRANTED TO                                    VALUE
                                          UNDERLYING      EMPLOYEES      EXERCISE                   ------------
                                            OPTIONS     FOR SERVICES      OR BASE                    GRANT DATE
                                            GRANTED       RENDERED         PRICE      EXPIRATION      PRESENT
                  NAME                      (#)(1)       DURING 1996      ($/SH)         DATE       VALUE ($)(2)
----------------------------------------  -----------  ---------------  -----------  -------------  ------------

Orin R. Smith...........................     245,000            13%          19.00      12/19/2006    1,477,350
                                             108,000             6%          20.25        2/6/2007      692,280

L. Donald LaTorre.......................     142,000             8%          19.00      12/19/2006      856,260
                                              65,000             3%          20.25        2/6/2007      416,650

Robert J. Schaffhauser..................      48,000             3%          19.00      12/19/2006      289,440
                                              34,500             2%          20.25        2/6/2007      221,145

Barry W. Perry..........................      50,000             3%          19.00      12/19/2006      301,500
                                              31,000             2%          20.25        2/6/2007      198,710

William E. Nettles......................      52,000             3%          19.00      12/19/2006      313,560
                                              24,000             1%          20.25        2/6/2007      153,840

------------------------

(1) Options have a ten-year term and vest in four equal annual installments commencing on the first anniversary of the date of grant. Vesting will be accelerated upon the occurrence of a "change in control." For information as to what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 16.

(2) Based on the Black-Scholes option pricing model. The model assumes: (a) an option term of 4.8 years, which represents historic exercise trends for the named Executive Officers; (b) an interest rate of 6.5% that represents the current yield curves as of the grant dates; (c) an average volatility of approximately 31% calculated using average weekly stock prices for the four years prior to the grant date; and (d) dividends at the rate of $.36 per share (the current annual dividend rate). The Company does not believe that the values estimated by the model will necessarily be indicative of the values to be realized by an executive.

    The following table sets forth information concerning each exercise of stock options during 1996 by each of the named Executive Officers and the value of unexercised options at December 31, 1996.

                       AGGREGATE OPTION EXERCISES IN 1996
                        AND VALUES AT DECEMBER 31, 1996

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                   SHARES        VALUE        DECEMBER 31, 1996(#)        AT DECEMBER 31, 1996($)
                                 ACQUIRED ON   REALIZED   ----------------------------  ----------------------------
             NAME                EXERCISE(#)      ($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  -------------  ---------  ------------  --------------  ------------  --------------

Orin R. Smith.................       62,000      919,896      734,249        962,376      2,480,037       1,167,033

L. Donald LaTorre.............       25,000      425,513      457,625        590,500      1,633,174         731,683

Robert J. Schaffhauser........       33,750      469,918      101,875        218,500        291,491         285,544

Barry W. Perry................            0            0       39,400        156,200         90,627         118,193

William E. Nettles............       32,062      619,069       93,725        162,225        476,986         106,620

                                 PENSION PLANS

    The following table shows estimated annual pension benefits payable to a covered participant at normal retirement age under the Company's qualified defined benefit pension plan, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits and provide additional credited years of service, based on remuneration that is covered under the plans and years of service with the Company and its subsidiaries.

                               PENSION PLAN TABLE

                                                YEARS OF SERVICE
                             -------------------------------------------------------
ANNUAL REMUNERATION          15 YEARS   20 YEARS   25 YEARS   30 YEARS    35 YEARS
---------------------------  ---------  ---------  ---------  ---------  -----------
$ 200,000..................     43,759     58,345     72,932     87,518      102,105
  300,000..................     66,259     88,345    110,432    132,518      154,605
  400,000..................     88,759    118,345    147,932    177,518      207,105
  500,000..................    111,259    148,345    185,432    222,518      259,605
  600,000..................    133,759    178,345    222,932    267,518      312,105
  700,000..................    156,259    208,345    260,432    312,518      364,605
  800,000..................    178,759    238,345    297,932    357,518      417,105
  900,000..................    201,259    268,345    335,432    402,518      469,605
 1,000,000.................    223,759    298,345    372,932    447,518      522,105
 1,100,000.................    246,259    328,345    410,432    492,518      574,605
 1,200,000.................    268,759    358,345    447,932    537,518      627,105
 1,300,000.................    291,259    388,345    485,432    582,518      679,605
 1,400,000.................    313,759    418,345    522,932    627,518      732,105
 1,500,000.................    336,259    448,345    560,432    672,518      784,605
 1,600,000.................    358,759    478,345    597,932    717,518      837,105
 1,700,000.................    381,259    508,345    635,432    762,518      889,605
 1,800,000.................    403,759    538,345    672,932    807,518      942,105
 1,900,000.................    426,259    568,345    710,432    852,518      994,605
 2,000,000.................    448,759    598,345    747,932    897,518    1,047,105

    A participant's remuneration covered by the Company's pension plans is his or her average monthly earnings, consisting of base salary and regular cash bonuses, if any (as reported in the Summary Compensation Table, except as set forth below), for the highest 60 consecutive calendar months out of the 120 completed calendar months next preceding termination of employment. With respect to each of the individuals named in the Summary Compensation Table on page 11, credited years of service under the plans as of December 31, 1996 are as follows: Mr. Smith, 25 years; Mr. LaTorre, 12 years; Mr. Schaffhauser, 7 years; Mr. Perry, 3 years; Mr. Nettles, 14 years. Messrs. Smith, LaTorre, Schaffhauser, Perry and Nettles had $1,574,996, $829,716, $466,000,

$432,216 and $415,996, respectively, of annual remuneration covered by the plans during 1996. Benefits shown are computed as a straight line single life annuity beginning at age 65 and the benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts.

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

    In October 1996, the Company entered into a three-year employment agreement with Mr. Smith commencing May 21, 1996 and ending May 20, 1999. Commencing May 20, 1997 and on each May 20 thereafter, Mr. Smith's agreement shall automatically be extended for another year unless notice of the Company's intention not to extend shall have been given in writing no later than December 31st of the preceding year; provided, however, that Mr. Smith's employment period shall not extend beyond August 31, 2000. The agreement provides for an annual salary of not less than $775,000, an annual cash bonus of at least $216,645 and an award of at least 22,500 shares of Common Stock of the Company; provided, however, that an annual cash bonus of at least $581,250, equity pool share awards with a value of at least $484,375 and stock option awards with a value of at least $1,162,500 shall be awarded to Mr. Smith if the Company's performance for any year is greater than or equal to a predictable level of performance for such year, as determined by the Compensation Committee. In addition, Mr. Smith is entitled to participate in the benefit plans of the Company.

    Mr. LaTorre will retire from the Company effective April 1, 1997 and will retire as a director of the Company effective May 1, 1997. A consulting firm owned by Mr. LaTorre will provide consulting services to the Company from April 1, 1997 through March 31, 1999 regarding (i) the Company's interest in certain joint ventures; and (ii) other duties and activities for which Mr. LaTorre has specific experience and expertise. The consulting firm will receive a monthly fee of $20,000 for its services.

    Pursuant to the Company's Change In Control Agreements, the Company provides severance benefits in the event of a termination of an Executive (as defined), except a termination (i) because of death, (ii) because of "Disability," (iii) by the Company for "Cause," or (iv) by the Executive other than for "Good Reason," within the period beginning on the date of a "Potential Change in Control" (as such terms are defined in the Change In Control Agreement) or "Change in Control" and ending on the third anniversary of the date on which a "change in control" (as defined below) occurs. The severance benefits include:
(i) the payment of salary to the Executive through the date of termination of employment together with salary in lieu of vacation accrued; (ii) an amount equal to a pro-rated incentive pool award under the Company's Incentive Compensation Plan, determined as set forth in the Agreement; (iii) an amount equal to the sum of the highest annual salary and incentive pool award in effect during any of the preceding 36 months, determined as set forth in the Agreement;
(iv) continued coverage under the Company's life, disability, health, dental and other employee welfare benefit plans; (v) continued participation and benefit accruals under the Company's Supplemental Retirement Program for one year following the date of termination; and

(vi) an amount sufficient, after taxes, to reimburse the Executive for any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. Each of Messrs. Smith, LaTorre, Schaffhauser, Perry and Nettles is defined as an Executive.

    For purposes of the Company's Change In Control Agreement, a "change in control" is triggered if one of the following occurs: (a) twenty-five percent or more of the Company's outstanding securities entitled to vote in the election of directors shall be beneficially owned, directly or indirectly, by any person or group of Persons, other than the groups presently owning the same, or (b) a majority of the Board of Directors of the Company ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors, or (c) all or substantially all of the individuals and entities who were the beneficial owners of the Company's outstanding securities entitled to vote do not own more than 60% of such securities in substantially the same proportions following a shareholder approved reorganization, merger, or consolidation, or (d) shareholder approval of either (i) a complete liquidation or dissolution of the Company or (ii) a sale or other disposition of all or substantially all of the assets of the Company, other than to the Company, with respect to which following such sale or other disposition, more than 60% of the Company's outstanding securities entitled to vote generally in the election of directors are thereafter beneficially owned, in substantially the same proportions, by all or substantially all of the individuals and entities who were the beneficial owners of such securities prior to such sale or other disposition.

    The Company's Key Employees Stock Bonus Plan and the Company's Stock Option Plans, in which all of the Executive Officers participate, provide for the acceleration of vesting of awards granted in the event of an acquisition of a control interest. For purposes of the stock option and stock bonus awards granted before March 7, 1996 under the Company's Stock Option Plan and the Key Employees Stock Bonus Plan, an accelerated vesting is triggered if either (a) or
(b) in the above definition of "change in control" occurs. For awards made on or after March 7, 1996, a participant under these plans will, subject to such other conditions, if any, as the Committee may impose, receive accelerated vesting of awards granted in the event of a "change in control," as defined above, except that a "change in control" is triggered by twenty percent, rather than twenty five percent, beneficial ownership of the Company's outstanding securities entitled to vote in the election of directors, directly or indirectly, by any person or group of persons, other than the groups presently owning the same.

                        REPORT ON EXECUTIVE COMPENSATION

    Under the overall direction of the Compensation Committee and the Stock Option/Stock Bonus Committee of the Board of Directors and in accordance with the Company's Stock Option Plan and Stock Bonus Plan approved by its shareholders, the Company has developed and implemented compensation programs designed to:
    - Attract and retain people who can build and continue to grow a successful company;

    - Provide incentive to achieve high levels of company, business, and individual performance; and
    - Maintain and enhance alignment of employee and shareholder interests.

    The Compensation and Stock Option/Stock Bonus Committees are composed entirely of non-employee Directors individually noted as signatories to this report.

    The Compensation Committee is responsible for overseeing the development and for review and approval of:
    - Overall compensation policy;
    - Salaries for the Chief Executive Officer and for approximately 45 other senior managers worldwide; and
    - Aggregate cash incentive awards for the Company and specific individual cash awards under the annual plan for the Chief Executive Officer and approximately 45 other senior managers worldwide.

    The Stock Option/Stock Bonus Committee is responsible for overseeing the development and for review and approval of:
    - Plan design and policies related to senior management and employee awards of options and restricted stock; and
    - Individual grants under the Stock Option Plan and restricted stock awards under the Key Employees Stock Bonus Plan to the Chief Executive Officer and approximately 320 employees worldwide.

    In exercising those responsibilities and in determining the compensation in particular of Mr. Smith and in general of other senior managers individually reviewed, the Committees examine and set:

    1. BASE SALARY

        The Compensation Committee reviews salaries annually against industry practices as determined by professional outside consultants who conduct annual surveys. The Company's current competitive target is to pay base salaries somewhat above the median for positions of comparable level. This target is being achieved on average for the professional, technical, and managerial salaried work force. Salary structures are set each year based on the Company's target and its actual competitive position. There was a 3% structure increase for 1996 for the US professional, technical and managerial group and an equivalent adjustment for 1997. Likewise merit budgets are established based on a competitive target, actual competitive position, and the Company's desire to recognize and reward individual contribution. For international employees and non-exempt salaried employees in the United States, structure adjustments and merit budgets are determined based on local market conditions.

        Individual merit adjustments are based upon the managers' quantitative and qualitative evaluation of individual performance, including feedback from customers served, against business objectives such as earnings, return on capital, market share, new customers, and development of new commercial products. Performance is also considered in the context of expectations for behavior and the individuals' positions in their respective salary ranges -- the better the performance and the lower the position in range, the greater the percentage base salary increase. Conversely, the lower the performance is evaluated and the higher the position in range, the lower the percentage base salary increase.

        Mr. Smith's salary was increased 5.2% for 1997 based on business results, which included substantial earnings growth while funding significant investments in capital expansion, research and development, joint ventures, and acquisitions. Base salary continues to be less than one-fourth of total compensation for Mr. Smith and generally less than one-half of total compensation for other senior management. This reflects the Company's emphasis on non-fixed compensation which varies with Company performance and on equity vehicles which are closely aligned with shareholder interests.

    2. ANNUAL CASH AND LONG TERM EQUITY INCENTIVE COMPENSATION

        The Company's Management Incentive Plan integrates all incentive compensation vehicles (including cash bonus award, restricted stock and stock options) to link total compensation for the participant with the performance of the Company and/or applicable business unit and the individual. The plan facilitates clarity of performance expectations and encourages the identification and commitment to "breakthrough" results. Overall incentive pools are established for cash, restricted stock equity, and stock options. The pools are determined by a formula based on competitive total compensation for comparable performance; desired compensation mix among cash, restricted stock and options; and on the actual performance of the Company and its business units against specific predetermined levels of earnings targets. A threshold level is established below which incentives will not normally be paid. The Committees may adjust these pools up or down based on the economic climate or other special circumstances, but did not factor any pools up or down for 1996. Individual awards are determined based on performance against specific objectives within the limits of the pools.

        The Company achieved a 9.4% earnings per share growth in 1996 over a very good 1995, and certain of its businesses achieved a still higher level of earnings results. Certain other business groups generated less performance improvement but in no case failed to better the prior year. These results generated the overall pools within which the individual performance based awards were made as described below.

    a. ANNUAL CASH INCENTIVE PROGRAM

        This program is designed to provide focus on expected annual results and recognition of accomplishment for the year. Approximately 270 employees worldwide received awards under the Company's program.

        In 1996, actual cash payouts were 97% of the competitively defined pool as factored for performance.

        For the year 1996, Mr. Smith received a cash incentive award of $800,000 compared with $925,000 in 1995. This was consistent with the plan design considering performance and targets and the payout for the overall Company.

        Total cash compensation paid to eligible participants reflects the excellent results achieved and is projected to be around the 60th percentile of competitive practice -- higher in lower level positions and lower in higher level positions.

    b. RESTRICTED STOCK

        Providing for vesting of shares in equal amounts over a period of five years, the Key Employees Stock Bonus Plan is designed to align key employee and shareholder long-term interests by providing designated employees an equity interest in the Company. Approximately 320 employees are eligible to participate in the Company's plan worldwide. Eligible employees are reviewed annually for award grants determined in the manner previously described.

        The total equity shares awarded for 1996 was slightly under the plan generated pool. The Committee approved modifying the form of payout to decrease the number of shares approved for grant by two-thirds and provide an equivalent value (as determined by actuarial and financial models) in the form of stock options. The intent of this shift to options is to increase the alignment of employee total compensation with shareholder interests by providing a greater proportion in the form of options which increase employee compensation only when shareholders profit through stock appreciation. This resulted in 193,369 restricted shares awarded compared with 175,094 in 1995 but a lower overall value than in 1995.

        For the year 1996, Mr. Smith received a grant of 16,000 shares plus options noted below. This compares with 17,000 shares in 1995, and 25,000 shares in 1994, and 70,875 shares in 1993 (adjusted for stock splits). Mr. Smith's equity share award, prior to splitting the form of grant into share awards and options as described earlier, was 48,000 which was consistent with the plan and the overall awards for the Company.

    c. STOCK OPTIONS

        The Stock Option Plan has been designed to link employee compensation growth directly to growth in share price. In conjunction with restricted stock, options are a major driver of senior management compensation aligning their reward with shareholder interests. As noted above, over two-thirds of the compensation value of restricted stock equity was paid in the form of options. Utilizing actuarial and financial models, the value of an option was calculated to be approximately one-third of the value of a restricted share award.

        In addition, approximately 65 senior managers worldwide are reviewed for annual stock option grants determined in the manner previously described. Options vest in equal increments over four years and normally have a ten-year life.

        Options granted for 1996 (excluding 921,152 options from the conversion of restricted stock as noted above) totalled 947,525 which was within the pool generated. This compares with 927,025 granted for 1995 but represents a lower overall value than in 1995.

        For the year 1996, Mr. Smith was awarded 257,000 options plus an additional 96,000 options representing value paid in the form of options instead of restricted stock. The 257,000 is consistent with the plan design and the overall awards for the Company.

    The Committees direct the purchase of compensation survey information from several independent professional consultants in order to review the base, annual cash incentive, and total compensation of Mr. Smith and other individual senior managers and employee groups. Although there is some overlap in the compensation comparison groups with the Dow Jones Chemicals Group used in the Performance Graph below, for the most part they are different companies. There are two key reasons for the divergence in samples: (1) the Company generally utilizes standard surveys in the belief that the general lack of precision inherent in survey methodology and compensation decision making does not normally warrant the additional cost of specialized surveys (most of the Dow Jones Chemicals Group do not participate in the standard surveys purchased); (2) the predominant labor markets in which the Company competes for people differ from the Dow Jones Chemicals Group in that they also include firms in other business line industries, e.g., petroleum and in geographic concentrations, e.g., New Jersey.

    Based on the surveys and the achievements of the Company against its targets in the context of the economic and competitive climate, the Committees are satisfied the Company's compensation plans meet the objectives of attracting and retaining talent, providing incentives for superior performance, and aligning employee and shareholder interests.

    Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of the Company) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility, and the Committee believes, based on information currently available, that the Company's stock options issued to its executive officers qualify for this exclusion. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Committee believes that the Company will not be denied any significant tax deductions for 1997. The Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

                             COMPENSATION COMMITTEE
                       STOCK OPTION/STOCK BONUS COMMITTEE

Marion H. Antonini         James V. Napier            Norma T. Pace
Reuben F. Richards         Henry R. Slack             Douglas G. Watson

                               PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                 AMONG ENGELHARD CORPORATION, S&P 500 INDEX AND
                           DOW JONES CHEMICAL SECTOR

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            ENGELHARD CORPORATION    S&P 500     DOW JONES (CHEMICAL)
1991                        100.00      100.00                   100.00
1992                        161.78      107.62                   109.13
1993                        174.88      118.46                   120.79
1994                        161.64      120.03                   131.56
1995                        241.92      165.13                   172.26
1996                        216.23      203.05                   214.73

                                                                                  DECEMBER 31,
                                                        ----------------------------------------------------------------
                                                          1991       1992       1993       1994       1995       1996
                                                        ---------  ---------  ---------  ---------  ---------  ---------
Engelhard Corporation.................................     100.00     161.78     174.88     161.64     241.92     216.23
S&P 500...............................................     100.00     107.62     118.46     120.03     165.13     203.05
Dow Jones (Chemical)..................................     100.00     109.13     120.79     131.56     172.26     214.73

------------------------

* Assumes $100 invested on December 31, 1991 in each referenced group with reinvestment of dividends.

                2. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, based on the recommendation of the Audit Committee, voted to retain Coopers & Lybrand L.L.P. to serve as independent public accountants for the year 1997. Coopers & Lybrand L.L.P. expects to have a representative at the meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

    It is understood that even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its shareholders.

    The Board of Directors recommends that you vote FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the year 1997.

                          FUTURE SHAREHOLDER PROPOSALS

    The Company will not consider any shareholder proposal for inclusion in the 1998 Annual Meeting of Shareholders' proxy material unless received by the Company not later than November 28, 1997.

                                 OTHER MATTERS

    At the date of this Proxy Statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

                                       By Order of the Board of Directors
                                            ARTHUR A. DORNBUSCH, II
                                        VICE PRESIDENT, GENERAL COUNSEL
                                                 AND SECRETARY

March 31, 1997

                                                          [LOGO]

                                                       NOTICE OF
                                                    ANNUAL MEETING
                                                          OF
                                                     SHAREHOLDERS
                                                       AND PROXY
                                                       STATEMENT

                                                      May 1, 1997

                             ENGELHARD CORPORATION
                   101 WOOD AVENUE, ISELIN, NEW JERSEY 08830


       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
             FOR THE ANNUAL MEETING OF SHAREHOLDERS--MAY 1, 1997
P
   The undersigned hereby constitutes and appoints Orin R. Smith, Reuben F.
R Richards and Arthur A. Dornbusch, II, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the
O undersigned at the Annual Meeting of Shareholders of ENGELHARD CORPORATION to be held at The Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, NJ
X 08830 on Thursday, May 1, 1997 at 10:00 A.M. Eastern Daylight Savings Time and at any adjournments thereof, on all matters coming before said meeting.
Y
                                                    (Change of Address/Comments)

ELECTION OF DIRECTORS, NOMINEES:
Marion H. Antonini, Anthony W. Lea,
Douglas G. Watson and Barry W. Perry        _________________________________
                                            _________________________________
                                            _________________________________
                                            _________________________________



You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

                                                                    SEE REVERSE
                                                                        SIDE

                            FOLD AND DETACH HERE


1. Election of Directors (see reverse)    (To withhold vote for any individual nominee write that name below.)

         FOR          WITHHELD            ________________________________________________________________________
         / /            / /

2. Ratification of appointment of Coopers & Lybrand L.L.P.     3. In their discretion, upon other matters as they
   as independent public accountants.                             may properly come before the meeting.

         FOR   AGAINST    ABSTAIN                                                             I PLAN TO ATTEND
         / /     / /        / /                                                                 THE MEETING.   / /


                                                                Please mark, sign and return promptly using
                                                                enclosed envelope. Executors, administrators, the trustees, etc. should give full title as such. If the signed
                                                                corporation, please sign full corporate name by
                                                                authorized officer.


                                                                _________________________________________________________

                                                                _________________________________________________________
                                                                SIGNATURE(S)                                  DATED 1997


-----------------------------------------------------------------------------------------------------------------------------------
                                                           FOLD AND DETACH HERE


Dear Shareholder(s):

Enclosed you will find material relative to the Company's 1997 Annual Meeting of shareholders. The notice of the annual meeting and proxy statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a shareholder, please remember that your vote is important to us.

ENGELHARD CORPORATION